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                                                                    EXHIBIT 12.1

URS CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

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
                                                 April 30,       April 30,
                                                   1999            1998
                                                 ---------       ---------
Income before taxes                               $22,467         $16,712
                                                  =======         =======
Fixed charges:

   Interest expense and amortization of debt discount on all indebt

edness                   $ 5,325         $ 5,307


   Appropriate portion (1/3) of rentals             5,533           5,067
                                                  -------         -------

Total fixed charges                               $10,858         $10,374
                                                  =======         =======

Income before taxes plus fixed charges            $33,325         $27,086
                                                  =======         =======

Ratio of earnings to fixed charges                    3.1             2.6
                                                  =======         =======
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